Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road Mechanicsburg, PA 17055 NYSE Symbol: SEM

Select Medical Holdings Corporation Announces Results for

Second Quarter Ended June 30, 2013 and Quarterly Cash Dividend

MECHANICSBURG, PENNSYLVANIA — August 8, 2013 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM) today announced results for its second quarter ended June 30, 2013 and quarterly cash dividend.

For the second quarter ended June 30, 2013, net operating revenues increased 0.9% to $756.7 million compared to $750.2 million for the same quarter, prior year.  Income from operations decreased 5.6% to $88.3 million compared to $93.5 million for the same quarter, prior year.  Net income attributable to Select Medical decreased to $27.8 million compared to $43.2 million for the same quarter, prior year.  Net income attributable to Select Medical for the second quarter ended June 30, 2013 includes a loss on early retirement of debt, net of tax, of $10.5 million associated with the prepayment of a portion of its term loans due June 2018 under its senior secured credit facilities.  The second quarter results also reflect Medicare changes that became effective on April 1, 2013, including (i) a 2% reduction in Medicare payments that was implemented as part of the automatic reduction in federal spending mandated under the Budget Control Act of 2011 (the “Sequestration Reduction”), and (ii) an increase from 25% to 50% in the multiple procedure payment reduction for therapy services as mandated by the American Taxpayer Relief Act of 2012 (the “MPPR Reduction”).  For the second quarter ended June 30, 2013, these changes reduced net operating revenues and income from operations by approximately $9.5 million and $1.7 million, respectively.  Net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense) (“Adjusted EBITDA”) for the second quarter decreased 3.9% to $106.0 million compared to $110.3 million for the same quarter, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the second quarter ended June 30, 2013 was $0.20 on a fully diluted basis compared to income per common share of $0.31 for the same quarter, prior year.  Excluding the loss related to the early retirement of debt for the second quarter ended June 30, 2013 and its related tax effects, adjusted income per common share was $0.27 per diluted share for the second quarter ended June 30, 2013.  A reconciliation of income per common share to adjusted income per common share for the second quarter ended June 30, 2013 is presented in table IX of this release.

For the six months ended June 30, 2013, net operating revenues increased 0.8% to $1,506.6 million compared to $1,494.2 million for the same period, prior year.  Income from operations decreased 7.7% to $170.8 million compared to $185.1 million for the same period, prior year.  Net income attributable to Select Medical decreased to $62.2 million compared to $84.7 million for the same period, prior year.  Net income attributable to Select Medical for the six months ended June 30, 2013 includes a loss on early retirement of debt, net of tax, of $11.4 million associated with the refinancing activity in the first and second quarter of 2013.  Additionally, the Sequestration Reduction and MPPR Reduction reduced net operating revenues and income from operations by approximately $9.5 million and $1.7 million, respectively, for the six months ended June 30, 2013.  Adjusted EBITDA for the six months ended June 30, 2013 decreased 6.1% to $206.0 million compared to $219.3 million for the same period, prior year.  A reconciliation of net income to Adjusted EBITDA is presented in table VIII of this release.  Income per common share for the six months ended June 30, 2013 was $0.44 on a fully diluted basis compared to income per common share of $0.59 for the six months ended June 30, 2012.  Excluding the loss related to the early retirement of debt and its related tax effects, adjusted income per common share was $0.53 per diluted share for the six months ended June 30, 2013.  A reconciliation of net income per share to adjusted net income per share for the six months ended June 30, 2013 is presented in table X of this release.

Specialty Hospitals

For the second quarter of 2013, net operating revenues for the specialty hospital segment increased 0.4% to $559.4 million compared to $557.1 million for the same quarter, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $9.1 million for the second quarter of 2013.  Adjusted EBITDA for the specialty hospital segment decreased 5.7% to $96.4 million compared to $102.2 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 17.2% for the second quarter of 2013, compared to 18.3% for the same quarter, prior year.  Certain specialty hospital key statistics for the second quarter ended June 30, 2013 and 2012 are presented in table VI of this release.

For the six months ended June 30, 2013, net operating revenues for the specialty hospital segment increased 0.6% to $1,117.1 million compared to $1,110.2 million for the same period, prior year.  The Sequestration Reduction reduced net operating revenues and income from operations for the segment by approximately $9.1 million for the six months ended June 30, 2013.  Adjusted EBITDA for the specialty hospital segment for the six months ended June 30, 2013 decreased 6.1% to $189.7 million compared to $202.1 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 17.0% for the six months ended June 30, 2013, compared to 18.2% for the same period, prior year.  Certain specialty hospital key statistics for the six months ended June 30, 2013 and 2012 are presented in table VII of this release.

Outpatient Rehabilitation

For the second quarter of 2013, net operating revenues for the outpatient rehabilitation segment increased 2.1% to $197.1 million compared to $193.1 million for the same quarter, prior year.  The Sequestration Reduction and MPPR Reduction reduced net operating revenues and income from operations for the segment by approximately $0.4 million and $1.7 million, respectively, for the second quarter of 2013.  Adjusted EBITDA for the segment for the second quarter increased 0.8% to $26.1 million compared to $25.8 million for the same quarter, prior year.  The Adjusted EBITDA margin for the segment was 13.2% for the second quarter of 2013, compared to 13.4% for the same quarter, prior year.  Certain outpatient rehabilitation key statistics for the second quarter ended June 30, 2013 and 2012 are presented in table VI of this release.

For the six months ended June 30, 2013, net operating revenues for the outpatient rehabilitation segment increased 1.4% to $389.2 million compared to $383.9 million for the same period, prior year.  The Sequestration Reduction and MPPR Reduction reduced net operating revenues and income from operations for the segment by approximately $0.4 million and $1.7 million, respectively, for the six months ended June 30, 2013.  Adjusted EBITDA for the segment for the six months ended June 30, 2013 increased 1.2% to $48.9 million compared to $48.3 million for the same period, prior year.  The Adjusted EBITDA margin for the segment was 12.6% for both the six months ended June 30, 2013 and 2012. Certain outpatient rehabilitation key statistics for the six months ended June 30, 2013 and 2012 are presented in table VII of this release.

Stock Repurchase Program

Select Medical’s board of directors has authorized a $350.0 million stock repurchase program that will remain in effect until March 31, 2014, unless further extended by the board of directors.  Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate.  The timing of purchases of stock will be based upon market conditions and other factors.  Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility.  Select Medical did not repurchase shares during the three months ended June 30, 2013.  During the six months ended June 30, 2013, Select Medical repurchased 1,115,691 shares at a cost of approximately $10.0 million, an average cost per share of $8.95, which includes transaction costs.  Since the inception of the program through June 30, 2013, Select Medical has repurchased 23,606,080 shares at a cost of approximately $173.6 million, an average cost per share of $7.36, which includes transaction costs.

Refinancing

On May 28, 2013 Select Medical Corporation completed its private placement of $600.0 million aggregate principal amount of its 6.375% senior notes due 2021.  Select Medical Corporation used the $587.0 million of net proceeds of the offering to prepay a portion of the term loans outstanding due 2018 under its senior secured credit facilities.

On June 3, 2013, Select Medical Corporation amended its existing senior secured credit facilities in order to extend the maturity date on $293.3 million of its $300.0 million revolving credit facility to March 1, 2018, lower the interest rate payable on its term loans due 2018 to Adjusted LIBO plus 3.00%, or Alternate Base Rate plus 2.00%, and amend the provision in such term loans from providing that Adjusted LIBO will at no time be less than 1.75% to providing that Adjusted LIBO will at no time be less than 1.00%.

Quarterly Dividend

On May 1, 2013, Select Medical’s board of directors declared a quarterly cash dividend of $0.10 per share, totaling $14.0 million.  The dividend was paid on May 30, 2013 to stockholders of record as of the close of business on May 20, 2013.

On August 7, 2013, Select Medical’s board of directors declared a quarterly cash dividend of $0.10 per share.  The dividend will be payable on or about August 30, 2013 to stockholders of record as of the close of business on August 20, 2013.

Business Outlook

Select Medical is reaffirming its prior business outlook provided in its May 2, 2013 earnings press release for net operating revenues, Adjusted EBITDA and adjusted income per common share. Select Medical continues to expect consolidated net operating revenues for the full year 2013 to be in the range of $2.925 billion to $3.025 billion, Adjusted EBITDA for the full year 2013 to be in the range of $375.0 million to $390.0 million and adjusted income per common share, which excludes the losses on early retirement of debt and their related tax effects in the first and second quarters, for the full year 2013 to be in the range of $0.87 to $0.94.  Select Medical now expects fully diluted income per common share for the full year 2013 to be in the range of $0.78 to $0.85.

The above business outlook includes the estimated financial impact from the automatic Medicare reductions mandated under the Budget Control Act of 2011. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA for the combined third and fourth quarters of 2013 to be between $16 million and $17 million. The above business outlook also includes the expected financial impact to outpatient therapy payments related to the MPPR Reduction. Select Medical estimates this negative impact to net operating revenues and Adjusted EBITDA for the combined third and fourth quarters of 2013 to be between $3 million and $4 million for its outpatient rehabilitation segment. Select Medical assumed a 40.0% effective tax rate for the remainder of 2013 when preparing the above business outlook for the full year 2013.

Conference Call

Select Medical will host a conference call regarding its second quarter results and its business outlook on Friday, August 9, 2013, at 9:00am EDT. The domestic dial-in number for the call is 1-866-515-2908. The international dial-in number is 1-617-399-5122. The passcode for the call is 56400230. The conference call will be webcast simultaneously and can be accessed at Select Medical’s website, www.selectmedicalholdings.com.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, August 16, 2013. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 85932415. The replay can also be accessed at Select Medical’s website, www.selectmedicalholdings.com.

*   *   *   *   *

Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of June 30, 2013, Select Medical operated 109 long term acute care hospitals and 14 acute medical rehabilitation hospitals in 28 states and 988 outpatient rehabilitation clinics in 32 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contracted basis to nursing homes, hospitals, assisted living and senior care centers, schools and work sites. Information about Select Medical is available at www.selectmedical.com.

Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995).  Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:

•                     changes in government reimbursement for our services due to the implementation of healthcare reform legislation, deficit reduction measures, and/or new payment policies (including, for example, the expiration of the moratorium on the 25-percent payment adjustment threshold that would reduce our Medicare payments for those patients admitted to a long term acute care hospital from a referring hospital in excess of the percentage threshold) may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•                     the impact of the Budget Control Act of 2011 which, as amended by the American Taxpayer Relief Act of 2012, has resulted in a 2% reduction to Medicare payments for services furnished on or after April 1, 2013 and will continue unless further legislation is enacted;

•                     the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;

•                     the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;

•                     a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;

•                     acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;

•                     private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;

•                     the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;

•                     shortages in qualified nurses or therapists could increase our operating costs significantly;

•                     competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;

•                     the loss of key members of our management team could significantly disrupt our operations;

•                     the effect of claims asserted against us could subject us to substantial uninsured liabilities; and

•                     other factors discussed from time to time in our filings with the Securities and Exchange Commission (the “SEC”), including factors discussed under the heading “Risk Factors” for the year ended December 31, 2012 contained in our annual report on Form 10-K filed with the SEC on February 26, 2013 and our quarterly report on Form 10-Q for the three months ended March 31, 2013, filed with the SEC on May 2, 2013.

Investor inquiries:

Joel T. Veit
Senior Vice President and Treasurer
717-972-1100
ir@selectmedical.com

SOURCE: Select Medical Holdings Corporation

I.   Condensed Consolidated Statements of Operations

For the Three Months Ended June 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$750,193	$756,673	0.9%

Costs and expenses:
Cost of services	612,669	625,730	2.1%
General and administrative	18,554	17,927	(3.4)%
Bad debt expense	10,029	8,846	(11.8)%
Depreciation and amortization	15,428	15,907	3.1%

Income from operations	93,513	88,263	(5.6)%

Loss on early retirement of debt	—	(17,280)	N/M
Equity in earnings of unconsolidated subsidiaries	2,752	568	(79.4)%
Interest expense	(23,798)	(21,904)	(8.0)%

Income before income taxes	72,467	49,647	(31.5)%

Income tax expense	27,651	19,769	(28.5)%

Net income	44,816	29,878	(33.3)%

Less: Net income attributable to non- controlling interests	1,644	2,098	27.6%

Net income attributable to Select Medical Holdings Corporation	$43,172	$27,780	(35.7)%

Income per common share:
Basic	$0.31	$0.20
Diluted	$0.31	$0.20

Weighted average shares outstanding:
Basic	138,456	136,609
Diluted	138,685	136,743

N/M = Not Meaningful

II.   Condensed Consolidated Statements of Operations

For the Six Months Ended June 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	2013	% Change

Net operating revenues	$1,494,214	$1,506,628	0.8%

Costs and expenses:
Cost of services	1,224,288	1,250,634	2.2%
General and administrative	32,778	35,325	7.8%
Bad debt expense	20,404	18,167	(11.0)%
Depreciation and amortization	31,627	31,709	0.3%

Income from operations	185,117	170,793	(7.7)%

Loss on early retirement of debt	—	(18,747)	N/M
Equity in earnings of unconsolidated subsidiaries	5,217	1,626	(68.8)%
Interest expense	(47,720)	(45,362)	(4.9)%

Income before income taxes	142,614	108,310	(24.1)%

Income tax expense	55,226	41,630	(24.6)%

Net income	87,388	66,680	(23.7)%

Less: Net income attributable to non- controlling interests	2,674	4,482	67.6%

Net income attributable to Select Medical Holdings Corporation	$84,714	$62,198	(26.6)%

Income per common share:
Basic	$0.60	$0.44
Diluted	$0.59	$0.44

Weighted average shares outstanding:
Basic	139,941	136,997
Diluted	140,162	137,165

N/M = Not Meaningful

III.  Condensed Consolidated Balance Sheets

(In thousands, unaudited)

	December 31, 2012	June 30, 2013
Assets

Cash	$40,144	$8,768

Accounts receivable, net	359,929	427,191

Current deferred tax asset	17,877	14,850

Prepaid income taxes	3,895	12,219

Other current assets	31,818	38,077

Total Current Assets	453,663	501,105

Property and equipment, net	501,552	498,808

Goodwill	1,640,534	1,641,796

Other identifiable intangibles	71,745	71,713

Other assets	93,867	131,633

Total Assets	$2,761,361	$2,845,055

Liabilities and Equity

Payables and accruals	$376,817	$352,447

Current portion of long-term debt	11,646	13,230

Total Current Liabilities	388,463	365,677

Long-term debt, net of current portion	1,458,597	1,517,728

Non-current deferred tax liability	89,510	89,676

Other non-current liabilities	68,502	70,647

Total Liabilities	2,005,072	2,043,728

Redeemable non-controlling interests	10,811	12,520

Total equity	745,478	788,807

Total Liabilities and Equity	$2,761,361	$2,845,055

IV.  Consolidated Statement of Cash Flows

For the Three Months Ended June 30, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$44,816	$29,878
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	15,428	15,907
Provision for bad debts	10,029	8,846
Equity in earnings of unconsolidated subsidiaries	(2,752)	(568)
Loss (gain) from disposal or sale of assets	(54)	40
Loss on early retirement of debt	—	17,280
Non-cash stock compensation expense	1,338	1,788
Amortization of debt discount and issuance costs	1,754	2,284
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	31,799	(5,869)
Other current assets	2,807	513
Other assets	(1,372)	796
Accounts payable	(3,926)	(6,795)
Due to third-party payors	1,253	3,320
Accrued expenses	27,008	(7,503)
Income and deferred taxes	(17,503)	(25,920)
Net cash provided by operating activities	110,625	33,997

Investing activities
Purchases of property and equipment	(16,183)	(13,963)
Investment in businesses, net of distributions	(2,174)	(18,739)
Acquisition of businesses, net of cash acquired	(206)	(171)
Net cash used in investing activities	(18,563)	(32,873)

Financing activities
Borrowings on revolving credit facility	110,000	265,000
Payments on revolving credit facility	(165,000)	(250,000)
Payments on credit facility term loans	(2,125)	(589,052)
Issuance of 6.375% senior notes	—	600,000
Borrowings of other debt	—	1,083
Principal payments on other debt	(2,757)	(2,382)
Proceeds from bank overdrafts	1,248	7,254
Debt issuance costs	—	(14,374)
Dividends paid to common stockholders	—	(13,963)
Repurchase of common stock	(21,051)	—
Proceeds from issuance of common stock	452	—
Distributions to non-controlling interests	(583)	(422)
Net cash provided by (used in) financing activities	(79,816)	3,144

Net increase in cash and cash equivalents	12,246	4,268

Cash and cash equivalents at beginning of period	9,274	4,500
Cash and cash equivalents at end of period	$21,520	$8,768

Supplemental Cash Flow Information
Cash paid for interest	$1,093	$26,709
Cash paid for taxes	$45,140	$45,692

V.  Consolidated Statement of Cash Flows

For the Six Months Ended June 30, 2012 and 2013

(In thousands, unaudited)

	2012	2013
Operating Activities
Net Income	$87,388	$66,680
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	31,627	31,709
Provision for bad debts	20,404	18,167
Equity in earnings of unconsolidated subsidiaries	(5,217)	(1,626)
Loss (gain) from disposal or sale of assets	(3,604)	81
Loss on early retirement of debt	—	18,747
Non-cash stock compensation expense	2,599	3,537
Amortization of debt discount and issuance costs	3,511	4,588
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts receivable	(30,520)	(83,832)
Other current assets	(1,612)	(5,894)
Other assets	1,675	144
Accounts payable	(5,486)	(2,665)
Due to third-party payors	1,738	5,217
Accrued expenses	6,423	(28,203)
Income and deferred taxes	9,879	(4,627)
Net cash provided by operating activities	118,805	22,023

Investing activities
Purchases of property and equipment	(27,934)	(27,962)
Proceeds from sale of assets	16,511	—
Investment in businesses, net of distributions	(10,014)	(28,716)
Acquisition of businesses, net of cash acquired	(206)	(171)
Net cash used in investing activities	(21,643)	(56,849)

Financing activities
Borrowings on revolving credit facility	340,000	455,000
Payments on revolving credit facility	(380,000)	(480,000)
Borrowings on credit facility term loans, net of discount	—	298,500
Payments on credit facility term loans	(4,250)	(592,615)
Issuance of 6.375% senior notes	—	600,000
Repurchase of senior floating rate notes	—	(167,300)
Repurchase of 7 5/8% senior subordinated notes	—	(70,000)
Borrowings of other debt	5,835	6,909
Principal payments on other debt	(5,085)	(4,673)
Proceeds from bank overdrafts	3,739	1,625
Debt issuance costs	—	(18,583)
Dividends paid to common stockholders	—	(13,963)
Repurchase of common stock	(46,790)	(9,983)
Proceeds from issuance of common stock	547	—
Distributions to non-controlling interests	(1,681)	(1,467)
Net cash provided by (used in) financing activities	(87,685)	3,450

Net increase (decrease) in cash and cash equivalents	9,477	(31,376)

Cash and cash equivalents at beginning of period	12,043	40,144
Cash and cash equivalents at end of period	$21,520	$8,768

Supplemental Cash Flow Information
Cash paid for interest	$32,378	$53,914
Cash paid for taxes	$45,344	$46,832

VI.  Key Statistics

For the Three Months Ended June 30, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals – end of period:
Long term acute care hospitals (a)	111	109
Rehabilitation hospitals (a)	12	14
Total specialty hospitals	123	123

Net operating revenues (,000)	$557,130	$559,386	0.4%

Number of patient days (b)	336,016	341,655	1.7%

Number of admissions (b)	13,872	14,106	1.7%

Net revenue per patient day (b)(c)	$1,554	$1,532	(1.4)%

Adjusted EBITDA (,000)	$102,166	$96,393	(5.7)%

Adjusted EBITDA margin	18.3%	17.2%

Outpatient Rehabilitation

Number of clinics – end of period	956	988

Net operating revenues (,000)	$193,050	$197,080	2.1%

Number of visits (d)	1,166,550	1,217,598	4.4%

Revenue per visit (d)(e)	$102	$103	1.0%

Adjusted EBITDA (,000)	$25,837	$26,054	0.8%

Adjusted EBITDA margin	13.4%	13.2%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VII.  Key Statistics

For the Six Months Ended June 30, 2012 and 2013

(unaudited)

	2012	2013	% Change
Specialty Hospitals
Number of hospitals – end of period:
Long term acute care hospitals (a)	111	109
Rehabilitation hospitals (a)	12	14
Total specialty hospitals	123	123

Net operating revenues (,000)	$1,110,168	$1,117,137	0.6%

Number of patient days (b)	679,037	681,037	0.3%

Number of admissions (b)	27,927	27,962	0.1%

Net revenue per patient day (b)(c)	$1,539	$1,538	(0.1)%

Adjusted EBITDA (,000)	$202,120	$189,740	(6.1)%

Adjusted EBITDA margin	18.2%	17.0%

Outpatient Rehabilitation

Number of clinics – end of period	956	988

Net operating revenues (,000)	$383,949	$389,181	1.4%

Number of visits (d)	2,318,759	2,380,221	2.7%

Revenue per visit (d)(e)	$103	$104	1.0%

Adjusted EBITDA (,000)	$48,315	$48,887	1.2%

Adjusted EBITDA margin	12.6%	12.6%

(a)         Includes managed hospitals.

(b)         Excludes managed hospitals.

(c)          Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(d)         Excludes managed clinics.

(e)          Net revenue per visit is calculated by dividing outpatient rehabilitation clinic direct patient service revenue by the total number of visits.  For purposes of this computation, outpatient rehabilitation clinic direct patient service revenue does not include managed clinics or contract services revenue.

VIII. Net Income to Adjusted EBITDA Reconciliation

For the Three and Six Months Ended June 30, 2012 and 2013

(In thousands, unaudited)

The following table reconciles net income to Adjusted EBITDA for Select Medical.  Adjusted EBITDA is used by Select Medical to report its segment performance.  Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, gain (loss) on early retirement of debt, stock compensation expense, equity in earnings (losses) of unconsolidated subsidiaries and other income (expense).  The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is commonly used as an analytical indicator of performance by investors within the healthcare industry.  Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.

Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles.  Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance.  Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity.  Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculations, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2013	2012	2013
Net income	$44,816	$29,878	$87,388	$66,680
Income tax expense	27,651	19,769	55,226	41,630
Loss on early retirement of debt	—	17,280	—	18,747
Interest expense	23,798	21,904	47,720	45,362
Equity in earnings of unconsolidated subsidiaries	(2,752)	(568)	(5,217)	(1,626)
Stock compensation expense:
Included in general and administrative	817	1,231	1,589	2,427
Included in cost of services	521	557	1,010	1,110
Depreciation and amortization	15,428	15,907	31,627	31,709
Adjusted EBITDA	$110,279	$105,958	$219,343	$206,039

Specialty hospitals	$102,166	$96,393	$202,120	$189,740
Outpatient rehabilitation	25,837	26,054	48,315	48,887
Other (a)	(17,724)	(16,489)	(31,092)	(32,588)
Adjusted EBITDA	$110,279	$105,958	$219,343	$206,039

(a)         Other primarily includes general and administrative costs.

IX.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Three Months Ended June 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$43,172	$0.31	$27,780	$0.20
Earnings allocated to unvested restricted stockholders	(707)	(0.00)	(593)	(0.00)
Net income available to common stockholders	42,465	0.31	27,187	0.20

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	17,280	0.12
Estimated income tax benefit (b)	—	—	(6,762)	(0.05)
Earnings allocated to unvested restricted stockholders	—	—	(225)	(0.00)

Adjusted net income available to common stockholders	$42,465	$0.31	$37,480	$0.27
Adjustment for dilution		(0.00)		(0.00)
Adjusted income per common share - diluted shares		$0.31		$0.27

Weighted average common shares outstanding:
Basic		138,456		136,609
Diluted		138,685		136,743

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.

X.   Reconciliation of Income Per Common Share to Adjusted Income Per Common Share

For the Six Months Ended June 30, 2012 and 2013

(In thousands, except per share amounts, unaudited)

	2012	Per Share (a)	2013	Per Share (a)
Net income attributable to Select Medical Holdings Corporation	$84,714	$0.61	$62,198	$0.45
Earnings allocated to unvested restricted stockholders	(1,338)	(0.01)	(1,304)	(0.01)
Net income available to common stockholders	83,376	0.60	60,894	0.44

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	18,747	0.14
Estimated income tax benefit (b)	—	—	(7,341)	(0.05)
Earnings allocated to unvested restricted stockholders	—	—	(239)	(0.00)

Adjusted net income available to common stockholders	$83,376	$0.60	$72,061	$0.53
Adjustment for dilution		(0.01)		(0.00)
Adjusted income per common share - diluted shares		$0.59		$0.53

Weighted average common shares outstanding:
Basic		139,941		136,997
Diluted		140,162		137,165

(a)         Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted  income per common share - diluted shares, which is based on diluted shares outstanding.

(b)         Represents the estimated tax benefit on the adjustments to net income.